Exhibit 10.22

SIGILON THERAPEUTICS INC.

AMENDED AND RESTATED SEVERANCE AND CHANGE IN CONTROL POLICY

This Amended and Restated Severance and Change in Control Policy (the “Policy”) of Sigilon Therapeutics Inc. (the “Company”), effective as of April 17, 2020 and amended and restated as of October 7, 2020, sets forth the payments and benefits the Company intends to provide to certain employees of the Company and its subsidiaries at the level of Vice President and higher (the “Executives”) who have a Qualifying Termination (the “Eligible Executives”), subject to the terms and conditions of this Policy. The severance benefits payable under this Policy as herein amended and restated shall apply to Qualifying Terminations on and after the Amendment Date. This Policy does not alter the “at will” nature of an Executive’s employment.  Capitalized terms that are not defined within this Policy have the meaning ascribed to it in Appendix A.

QUALIFYING TERMINATION OUTSIDE OF THE CHANGE IN CONTROL PERIOD.

In the event an Executive’s Qualifying Termination does not occur within the Change in Control Period, the Eligible Executive will be eligible to receive, depending upon his or her title as set forth in the table below, (i) a payment equal to the number of months set forth below (the “Severance Period”) of the Eligible Executive’s then-current annual base salary, paid in cash as payroll continuation payments payable beginning on the first payroll date following the Release Effective Date (as defined below) through the Severance Period; and (ii) if the Eligible Executive timely elects COBRA continuation coverage, reimbursement for his or her COBRA premium payments until the earlier of (x) the last day of the Severance Period, (y) the date upon which COBRA coverage otherwise terminates (including, without limitation, when the Eligible Executive becomes eligible to participate in any other employers’ group health plan), or (z) the date on which the Eligible Executive ceases to be eligible for COBRA continuation coverage for any reason.

Title	Severance Period (in months)
Chief Executive Officer (CEO)	12
C-Level Officer or Senior Vice President (SVP)	9
Vice President	6

Any severance benefits payable under this Policy are subject to the Eligible Executive executing and not revoking the Release and ongoing compliance with any Restrictive Covenants (as defined below), as further described below.

QUALIFYING TERMINATION WITHIN THE CHANGE IN CONTROL PERIOD.

In the event an Executive’s Qualifying Termination occurs during the Change in Control Period, the Eligible Executive will be eligible to receive, depending upon his or her title as set forth in the table below, (i) a payment equal to the number of months set forth below (the “CIC Severance Period”) of the Eligible Executive’s then-current annual base salary, paid in cash as payroll continuation payments payable beginning on the first payroll date following the Release Effective Date (as defined below) through the CIC Severance Period; (ii) a percentage of his or her target annual performance bonus (set forth below) for the year in which his or her termination of employment occurs, paid ratably each payroll period beginning on the first payroll date following the Release Effective Date (as defined below) and ending on the last day of the CIC Severance Period; (iii) if the Eligible Executive timely elects COBRA continuation coverage, reimbursement for his or her COBRA premium payments until the earlier of (x) the last day of the CIC Severance Period, (y) the date upon which COBRA coverage otherwise terminates (including, without limitation, when the Eligible Executive becomes eligible to participate in any other group health plan), or (z) the date on which the Eligible Executive ceases to be eligible for COBRA continuation coverage for any reason; and (iv) notwithstanding the terms of the Company’s equity incentive plan under which the Eligible Executive’s equity awards were granted or any applicable award agreements, full acceleration of all of the Eligible Executive’s unvested and outstanding equity awards and, in the case of stock options, such stock options will remain outstanding and exercisable for the remainder of its full term.

Title	CIC Severance Period (in months)	Percentage of Annual Performance Bonus
CEO	18	150%
Chief Operating Officer (COO)	12	100%
C-Level Officer or SVP	9	75%
Vice President	6	50%

Any severance benefits payable under this Policy are subject to the Eligible Executive executing and not revoking the Release and ongoing compliance with any Restrictive Covenants (as defined below), as further described below.

RELEASE OF CLAIMS.

Payment of the severance benefits described above will be subject to the Eligible Executive executing a Release, which becomes irrevocable at the time specified in the Release (the “Release Effective Date”), but in no event later than sixty (60) days following the date of the Eligible Executive’s termination.  Any severance benefits described in this Policy that would otherwise be payable prior to the Release Effective Date will be paid in arrears on the first regularly scheduled payroll date of the Company that follows such Release Effective Date by at least five (5) business days.

COMPLIANCE WITH RESTRICTIVE COVENANTS.

The Eligible Executive’s right to receive and retain the severance benefits provided for in this Policy is conditioned on his or her compliance with any agreement between the Eligible Executive and the Company or any of its affiliates that includes non-competition, non-solicitation and/or confidentiality restrictions (the “Restrictive Covenants”).  The severance benefits payable under this Policy shall be subject to forfeiture, clawback and/or recoupment by the Company automatically upon the Eligible Executive’s breach of any Restrictive Covenants.

TIMING OF PAYMENTS AND SECTION 409A; WITHHOLDING.

The Company will have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

This Policy is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Policy, payments provided under this Policy may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, references to termination of employment will be interpreted consistent with the definition of “separation from service” in Section 409A, and each installment in a series of payments will be treated as a separate “payment.”

Notwithstanding any other provision of this Policy, if any payment or benefit is conditioned on the Eligible Executive’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Eligible Executive during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. If the period within which the Eligible Executive must execute a Release would begin in one calendar year and expire in the following calendar year, then any payments contingent upon the execution of a Release shall be made in such following calendar year (regardless of the year of execution of the Release) if the payment in such following calendar year is required to avoid penalty under Section 409A.

Notwithstanding anything to the contrary in the Policy, if at the time of an Eligible Executive’s termination of employment, the Eligible Executive is a “specified employee,” as defined below, any and all amounts payable under the Policy on account of such separation from service that are covered in (i) below would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Eligible Executive’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Executive on account of non-compliance with Section 409A.

SECTION 280G OF THE CODE.

Notwithstanding anything in this Policy to the contrary, if at any time it is determined that payment of the severance benefits described herein, together with any other payments and benefits payable to an Eligible Executive (the “280G Payments”) would constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments will be reduced by the Company by first reducing or eliminating payments that are payable in cash and then by reducing or eliminating payments, rights, and benefits that are not payable in cash, in each case, in reverse order beginning with payments, rights, or benefits that are to be paid farthest in time from the Change in Control so that the Eligible Executive will not be subject to the Excise Tax; provided that such reduction or elimination will not apply if the Eligible Executive would receive a greater after-tax amount by receiving all such 280G Payments without reduction or elimination pursuant to the foregoing provisions of this sentence.  In the event that an Eligible Executive receives payments or benefits that should not have been paid under this paragraph, the Eligible Executive must repay or reimburse the Company promptly upon receiving notice that an overpayment has been made.  Nothing in this paragraph will cause the Company to be responsible for, or to have any liability or obligation with respect to, the Excise Tax, including, but not limited to a tax gross-up.

DISCRETION TO INTERPRET THE POLICY.

As noted above, the Company has the sole discretion to make determinations as to (i) an Executive’s eligibility to participate in this Policy, (ii) the circumstances under which the severance benefits may be paid, (iii) the amount of severance benefits that may be paid, and (iv) whether any payments or benefits are 280G Payments. All determinations by the Company concerning the terms and provisions of this Policy and its administration will be final and binding.

NO DUPLICATION OF BENEFITS.

This Policy governs severance payable to any Eligible Executive; provided, however, if an Eligible Executive has an agreement with the Company or any of its affiliates, such as an offer letter or employment agreement, that provides for severance, then such agreement will govern the severance payments payable to such Eligible Executive, unless he or she consents in writing to waive the severance payments in such agreement and to be subject to this Policy. In no event will an Eligible Executive be entitled to a duplication of amounts or benefits under this Policy and under (i) any general severance policy or severance plan that the Company or any of its affiliates maintain or (ii) any agreement or arrangement between the Eligible Executive and the Company that provides for severance benefits (collectively under (i) and (ii), the “Company Plans”).  Any severance benefits payable to an Eligible Executive under this Policy, as amended and restated, will be in lieu of and not in addition to any benefits that the Company may provide under any other Company Plans to which the Eligible Executive would otherwise be entitled, including this Policy as in effect prior to October 7, 2020 (unless the Company Plan expressly provides for severance benefits to be in addition to those provided under this Policy).  The Company will reduce any severance benefits payable to an Eligible Executive under this Policy by any severance benefits to which the Eligible Executive is entitled by operation of a law or government regulations.

ACKNOWLEDGEMENTS.

The benefits provided under this Policy are entirely discretionary to the Company and the Company reserves the right in its sole and absolute discretion to amend or modify, in any respect whatsoever, or to suspend or terminate this Policy at any time and from time to time without notice, including the right to terminate, cancel or rescind any severance benefits that would otherwise be payable to any Eligible Executive (even a terminated Eligible Executive) after any change to this Policy to the maximum extent permitted by law.  This Policy does not represent a commitment by the Company to provide severance benefits at any point in the future.

This Policy is unfunded, and payments and benefits hereunder are payable from the general assets of the Company.

APPENDIX A

For purposes of this Policy, the following terms will have the following meanings:

“Amendment Date” means October 7, 2020, the date on which the amended and restated Policy was approved by the Compensation Committee.

“Board” means the board of directors of the Company.

“Cause” means, as reasonably determined by the Board or the Compensation Committee, any one or more of the following actions: (i) the Executive’s material breach of the terms and conditions of any of the Restrictive Covenants, (ii) the Executive’s willful, malfeasant, dishonest or reckless conduct, in each case that relates to the Company and causes or could reasonably be expected to cause the Company material harm or damage, (iii) the Executive’s commission of an act of fraud, theft, misappropriation or embezzlement, or conviction, indictment for or pleading guilty or nolo contendere to a felony or any other crime involving moral turpitude, or (iv) the Executive’s failure to comply with a lawful directive of the Board or the person to whom the Executive reports, as applicable, or gross negligence in the performance of his or her duties and responsibilities to the Company.

“Change in Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including without limitation, the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events will not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other disposition in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of, or other financing involving, any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

“Change in Control Period” means the period beginning upon the consummation of a Change in Control and ending twelve (12) months thereafter.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Compensation Committee of the Board.

“Good Reason” means that one or more of the following events occur without the Executive’s consent: (i) the material diminution in the Executive’s responsibilities, authority and function; or (ii) a reduction in the Executive’s base salary or annual bonus opportunity, other than an across-the-board reduction that affects other similarly situated Executives of the Company on a proportionate basis (which such reduction will be disregarded when determining the amount of payments due following a termination of employment for Good Reason); or (iii) a requirement by the Company that the Executive relocate his or her principal location of employment to a location that is more than fifty (50) miles from his or her principal work location at the time of the consummation of the applicable Change in Control; provided, however, that, (a) an event will not give rise to a termination for Good Reason, unless the Executive has notified the Company in writing within sixty (60) days of the initial occurrence of such event, the Company has failed to correct the event within a period of not less than thirty (30) days after the Company’s receipt of such written notice (the “Cure Period”), and the Executive actually terminates employment with the Company within thirty (30) days of the Cure Period, and (b) the suspension of an Executive’s title and authority while on administrative leave due to the administrator’s reasonable, good faith belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause, will not be considered Good Reason.

“Qualifying Termination” means an involuntarily termination without Cause (which, for the avoidance of doubt, will not include a termination due to an Executive’s disability or death) or a voluntarily termination for Good Reason during the Change in Control Period, provided that a termination of the employment of an Executive in connection with a sale of all or substantially all of the Company’s assets will not be considered a Qualifying Termination if the Executive is offered comparable employment by the Company or its successors, defined as a position having a comparable role in the purchaser of such assets (or any of its affiliates) with similar or greater span of responsibility and with comparable compensation and benefits opportunities, regardless of whether the Executive accepts such offer of employment.

“Release” means a general release in favor of the Company, its affiliates and their respective officers in a form that the Company provides to the Eligible Executive around the time of the Qualifying Termination.